Exhibit 10.21
8X8, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Purposes of the Plan. The Plan is intended to reward superior performance by the executive officers of the Company, to motivate them to achieve the Company’s annual financial, operational, and strategic objectives, to align their interests with those of the Company and its stockholders, and to assist the Company in attracting and retaining highly qualified executives.

2. Definitions.
(a)    “Actual Award” means with respect to any Performance Period, the actual cash award (if any) payable to a Participant for such Performance Period as determined by the Committee in accordance with the Plan and its charter, subject to Section 3(e).
(b)    “Affiliate” means any corporation or other entity (including, without limitation, a limited liability company, partnership, or joint venture) that is controlled by, or under common control with, the Company.
(c)    “Board” means the Board of Directors of the Company.
(d)    “CEO” means the Company’s Chief Executive Officer.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Committee” means the Compensation Committee of the Board (or any successor committee).
(g)    “Company” means 8x8, Inc., a Delaware corporation, and any successor thereto.
(h)    “Executive” means any “executive officer” of the Company, as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, who has been selected by the Committee or the Board to participate in the Plan.
(i)    “Fiscal Year” means the fiscal year of the Company.
(j)    “Participant” means with respect to any Performance Period, an Executive who has been selected by the Committee or the Board for participation in the Plan for that Performance Period.
(k)    “Performance Period” means the period over which performance is measured for purposes of determining an Actual Award, as established by the Committee in its sole discretion. A Performance Period may be an entire Fiscal Year or may be a shorter measurement period (such as a fiscal quarter). Performance Periods may be of varying or overlapping duration.
(l)    “Plan” means this 8x8, Inc. Executive Incentive Compensation Plan, as amended from time to time.
(m)    “Target Award” means the target award payable to a Participant for a Performance Period upon achievement of 100% of the applicable performance objectives, as established in accordance with Section 3(b), subject to Section 3(e).

3. Selection of Participants and Determination of Awards.
(a)    Selection of Participants. The Committee, in its sole discretion, will designate the Executives who will be Participants for each Performance Period. Designation as a Participant for one Performance Period does not entitle an Executive to be designated as a Participant for any subsequent Performance Period.
(b)    Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant for each Performance Period. A Target Award may be expressed as a percentage of a Participant’s base salary, as a fixed dollar amount, or in such other form or based on such other formula as the Committee determines.
(c)    Discretion to Modify Awards. Notwithstanding any other provision of the Plan, the Committee may, in its sole discretion and at any time prior to payment, increase, reduce, or eliminate a Participant’s Actual Award, provided that, any such modifications that impact the CEO’s award shall be subject to Board approval. An Actual Award may be below, at, or above the Target Award, as determined by the Committee. The Committee may base any such modification on such factors as it deems relevant, and is not required to apply any specified weighting or allocation among such factors.
(d)    Determination of Performance Goals. The Committee will, in its sole discretion, determine the performance objectives (if any) applicable to each Target Award (or any portion thereof), which may include, without limitation: revenue (including any component or subset thereof, such as service revenue, subscription revenue, recurring revenue, new bookings, billings, or annualized recurring revenue); operating income or operating margin (including non-GAAP measures); net

Exhibit 10.21
income; earnings (including earnings per share); earnings before interest, taxes, depreciation, and amortization (EBITDA or adjusted EBITDA); gross margin; cash flow (including cash flow from operations, free cash flow, or normalized cash flow); return on equity, assets, investment, or capital employed; total stockholder return (absolute or relative to an index); stock price; expense or cost-reduction targets; working capital; economic value added; market share; customer retention or satisfaction; product, engineering, or platform milestones; workforce or organizational objectives; individual management objectives; and any other financial, operational, strategic, or individual measure approved by the Committee. Performance objectives may be based on GAAP or non-GAAP measures and may be adjusted by the Committee to take into account one-time, unbudgeted, or unusual items, acquisitions, divestitures, restructurings, changes in accounting principles, or other events the Committee determines appropriate. Performance objectives may be measured on a Company-wide basis or with respect to one or more business units, divisions, or Affiliates, and in either absolute terms or relative to one or more comparable companies or indices. Performance objectives may differ among Participants and among awards. Failure to achieve a performance objective will result in a failure to earn the associated Target Award, except as provided in Section 3(c). The Committee may also grant an Actual Award (or any portion thereof) without an associated performance objective, in its sole discretion.
(e)    CEO Participation. Notwithstanding anything in the Plan to the contrary, any determinations with respect to the CEO’s participation in the Plan and Actual Awards to the CEO hereunder shall be subject to Board approval (and to the extent the CEO is a Board member, the CEO shall recuse himself or herself from such determination).

4. Payment of Awards.
(a)    Right to Receive Payment. Actual Awards will be paid only to Participants who remain continuously employed with the Company or an Affiliate through the date the Actual Award is paid, unless otherwise determined by the Committee. Each Actual Award will be paid solely from the general assets of the Company. Nothing in the Plan creates a trust or any right of any Participant other than the right of an unsecured general creditor with respect to any payment to which a Participant may become entitled hereunder.
(b)    Timing of Payment. Each Actual Award will be paid as soon as practicable after the end of the Performance Period to which it relates and after the Actual Award has been approved by the Committee, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Actual Award is first no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Code. The Plan is intended to be exempt from, or to comply with, the requirements of Section 409A of the Code, and any ambiguity will be interpreted to be so exempt or so to comply. Each payment under the Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(c)    Form of Payment. Each Actual Award will generally be paid in cash in a single lump sum. The Committee reserves the right to settle one or more Actual Awards, in whole or in part, in fully vested shares of the Company’s common stock granted under the Company’s then-current equity incentive plan in the Committee’s sole discretion.

5. Plan Administration.
(a)    Committee is the Administrator. The Plan will be administered by the Committee.
(b)    Committee Authority. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, without limitation, the power to (i) determine which individuals constitute Executives who will be granted awards; (ii) prescribe the terms and conditions of awards, including the Performance Period(s), and determine Actual Awards; (iii) interpret the Plan and any awards granted hereunder; (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Executives who are foreign nationals or employed outside of the United States; (v) adopt, interpret, amend, or revoke rules for the administration, interpretation, and application of the Plan; and (vi) establish the terms of any bonus pool, in each case, subject to Section 3(e).
(c)    Decisions Binding. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee under the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
(d)    Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may determine, may delegate all or part of its authority and powers under the

Exhibit 10.21
Plan, in each case consistent with the terms of its charter and applicable law and listing standards.

6. General Provisions.
(a)    Tax Withholding. The Company will withhold from any Actual Award (and from any other compensation payable to a Participant) all federal, state, local, and non-U.S. taxes required by law to be withheld in connection with such Actual Award.
(b)    No Effect on Employment or Service. Nothing in the Plan, any award, or any other instrument executed in connection with the Plan will confer on any Participant any right to continue to serve the Company or an Affiliate in any capacity, or will affect the right of the Company or an Affiliate to terminate any Participant’s employment at any time, with or without notice and with or without cause.
(c)    No Right to Participate. No Executive has the right to be selected to receive an award under the Plan or, having been so selected, to be selected to receive any future award.
(d)    Successors. All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other transaction involving all or substantially all of the business or assets of the Company.
(e)    Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During a Participant’s lifetime, all rights with respect to an award are exercisable only by the Participant.
(f)    Clawback / Recovery. All awards under the Plan are subject to recoupment under (i) the 8x8 Inc. Clawback Policy and any other clawback or compensation-recovery policy that the Company is required to adopt under the listing standards of any national securities exchange on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, or any other applicable law, and (ii) any other clawback or recovery policy adopted by the Company. The implementation of any such policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

7. Amendment, Termination, and Duration.
(a)    Amendment, Suspension, or Termination. The Board or the Committee may amend, suspend, or terminate the Plan, in whole or in part, at any time and for any reason, in its sole discretion. No award may be granted during any period of suspension or after termination of the Plan.
(b)    Duration of Plan. The Plan will commence on the date first adopted by the Board and, subject to Section 7(a), will remain in effect thereafter.

8. Legal Construction.
(a)    Number. Except where the context otherwise requires, the plural will include the singular and the singular will include the plural.
(b)    Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of the Plan, and the illegal or invalid provision will be replaced by a legal and valid provision that most closely reflects the intent of the Plan.
(c)    Requirements of Law. The granting of awards under the Plan is subject to all applicable laws, rules, and regulations and to any approvals required from governmental agencies or national securities exchanges.
(d)    Governing Law. The laws of the State of California will govern all questions concerning the construction, validity, and interpretation of the Plan, without regard to its conflict-of-laws principles.
(e)    Captions. Captions are provided in the Plan for convenience only and will not serve as a basis for interpreting or construing the Plan.

Adopted by the Board of Directors of 8x8, Inc. on May 20, 2026.